EFFECTIVE AUGUST 23RD, 2004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2005

Energy & Engine Technology Corporation
(Exact name of registrant as specified in its charter)

Nevada	0-32129	88-0471842
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5308 West Plano Parkway, Plano, Texas 75093
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (972) 732-6360

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Amendment to a Material Definitive Agreement

On August 31, 2005, Energy & Engine Technology Corporation entered into an amendment to its three 7.0 Convertible Debentures with Monarch Pointe Fund, Ltd. and affiliates (the "Debentures"). All capitalized terms used in this disclosure and not defined are used as defined in the Debentures. Pursuant to the amendments, the Maturity Date is extended to April 27, 2007. Also, the principal amounts of the debentures were collectively increased by five percent as an extension fee, with $5,000 in immediately available funds, in the aggregate, due immediately, deducted from the five percent increase. The aggregate remaining principal balance of the Debenture is $449,000. The Floor Price as defined in Paragraph 4(c)(i) of the Debentures is amended to equal $0.05 per share. After January 22, 2006, in the event that the closing bid price of the Common Stock as reported by Bloomberg L.P. for the Principal Market is less than $0.06, then for all future conversions, the Floor Price shall equal $0. Lastly, a new Paragraph 4(a)(ii)(B) is added as follows: “Prior to February 28, 2006, Holder shall not convert the Debentures at a Conversion Price of less than $0.10 per share or sell any shares into the open market at a price less than $0.10 per share." Finally, Paragraph 3(a)(i) is deleted in its entirety and the following is inserted: “(i) any default in the payment of the principal of, interest on, or damages in respect of the Debenture, free of any claim of subordination, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise) which is not cured within five (5) days after the date the payment became due and payable."

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date:	September 7, 2005	Energy & Engine Technology Corporation

By: /s/ Jolie G. Kahn
Jolie G. Kahn
General Counsel